Exhibit 99.1

Investor Contact

Stacy Roughan

Director, Investor Relations

DineEquity, Inc.

818-637-3632

Media Contact

Lucy Neugart

Sard Verbinnen

415-618-8750

DineEquity, Inc. Announces Solid Third Quarter 2010 Financial Results

Updates 2010 Outlook Based on Improved Performance and

Previously Announced Refinancing and Refranchising Transactions

GLENDALE, Calif., November 2, 2010 — DineEquity, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill & Bar and IHOP Restaurants, today announced financial results for the third quarter 2010.  DineEquity’s financial performance for the third quarter and nine months ended September 30, 2010 included the following highlights:

•                  For the quarter, Applebee’s domestic system-wide same-restaurant sales increased 3.3% compared to the same period in 2009, which represented the fourth consecutive quarter of improvement where the decline in same-restaurant sales was less than the decline compared to the prior year.  Year-to-date, Applebee’s domestic system-wide same-restaurant sales decreased 0.5%.  IHOP’s domestic system-wide same-restaurant sales increased 0.1% for the quarter and decreased 0.4% year-to-date.

•                  Net income available to common stockholders was $7.8 million, or $0.44 per diluted share, for the third quarter 2010 compared to $7.9 million, or $0.46 per diluted share, for the same quarter in 2009.  For the first nine months of 2010, net income available to common stockholders was $28.0 million, or $1.60 per diluted share, compared to $57.3 million, or $3.34 per diluted share, for the same period in 2009.  The year-to-date decrease in net income was primarily due to fewer gains with respect to debt repurchases and asset sales, a higher income tax rate and increased preferred dividends payments, which were partially offset by lower interest expense.

•                  Adjusted net income available to common stockholders (see “Non-GAAP Financial Measures” below) was $16.6 million, or $0.95 per diluted share, for the third quarter 2010 compared to $16.8 million, or $0.97 per diluted share, for the same quarter in 2009.  For the first nine months of 2010, adjusted net income available to common stockholders was $51.1 million, or $2.92 per diluted share, compared to $56.6 million, or $3.30 per diluted share, for the same period in 2009.  The year-to-date decrease in adjusted net income was primarily due to slightly lower segment profit, a higher income tax rate and increased preferred dividend payments, which were partially offset by decreased cash interest expense.

•                  Restaurant operating margins at Applebee’s company-operated restaurants improved 120 basis points to 14.8% for the third quarter 2010 compared to 13.6% for the same quarter of 2009.  The improvement was largely driven by favorable occupancy costs and better sales performance, which was offset by higher labor and utility costs.

•                  Consolidated G&A expenses increased 9.7% to $39.4 million for the third quarter 2010 compared to the same quarter in 2009 primarily due to higher non-cash stock based compensation charges.  For the first nine months of 2010, G&A decreased 0.4% to $116.5 million compared to the same period in 2009.

•                  For the first nine months of 2010, cash flows from operating activities were $97.5 million, consolidated capital expenditures were $11.4 million, and free cash flow (see “Non-GAAP Financial Measures” below) was $81.0 million.

“Given the continued challenging macro-economic and consumer environment in many of the markets served by Applebee’s and IHOP, we were particularly pleased with our third quarter 2010 results,” said Julia A. Stewart, DineEquity’s chairman and chief executive officer.  “We were able to not only drive positive same-restaurant sales growth at Applebee’s and IHOP during the quarter, but, in October 2010, we were also able to successfully refinance all of our outstanding debt at attractive terms.  The refinancing should provide us with considerable operating flexibility going forward as we execute our strategic plans for both brands.  Based on these positive developments, we have raised our full year outlook in a number of areas.”

Same-Restaurant Sales Performance

Applebee’s domestic system-wide same-restaurant sales increased 3.3% for the third quarter 2010, which reflected Applebee’s fourth quarter of sequential improvements where the decline in same-restaurant sales was less than the decline compared to the prior year.  Domestic franchise same-restaurant sales increased 3.8% and company-operated Applebee’s same-restaurant sales increased 1.2% for the third quarter 2010 compared to the same quarter in 2009.  Results at Company restaurants reflected a higher average guest check, including a 1.7% increase in menu pricing, partially offset by declines in guest traffic.  Applebee’s attributes the improvement primarily to its ongoing marketing, operations and menu revitalization efforts, which were further enhanced during the quarter by the promotion of Sizzling Skillets entrees starting at $8.99 and the introduction of an updated system-wide menu.  Year-to-date, Applebee’s domestic system-wide same-restaurant sales decreased 0.5% compared to the same period in 2009.

IHOP’s domestic system-wide same-restaurant sales increased 0.1% for the third quarter 2010 compared to the same quarter in 2009.  Same-restaurant sales reflected a higher average guest check partially offset by declines in guest traffic.  IHOP attributes the slight improvement primarily to its marketing efforts which included the limited-time offers Minion Madness, a promotional tie-in with the animated feature film Despicable Me, and Super Rooty Tooty, as well as IHOP’s Kids Eat Free dinner promotion featured during the month of August.

Applebee’s Restaurant Operating Margins

Applebee’s company-operated restaurant operating margin was 14.8% in the third quarter 2010 compared to 13.6% for the same quarter in 2009.  The 120 basis point improvement was primarily due to increased menu pricing, favorable commodity costs and favorable occupancy costs.  These gains were partially offset by increased repair and maintenance costs and higher manager incentive payments as a result of positive same-restaurant sales growth.

For the first nine months of 2010, Applebee’s company-operated restaurant operating margin was 14.6% compared to 14.7% for the same period in 2009.  The 10 basis point decline was primarily caused by higher facilities costs, increased marketing programs to drive guest traffic and higher manager bonuses.  These increased expenses were partially offset by menu price increases, improvements in hourly labor productivity and favorable commodity costs.

Corporate Refinancing Completed

On October 20, 2010, DineEquity successfully completed a $1.8 billion refinancing through a $950 million senior secured credit facility and $825 million of senior unsecured notes.  The Company used proceeds from its refinancing activities to fund the retirement of all of its outstanding securitized debt, along with other cash on hand and subsequent asset sales proceeds to redeem $143 million of its Series A perpetual preferred stock.  The refinancing is accretive to earnings based on a combined reduction of interest expense and preferred dividends.  DineEquity intends to continue to dedicate its free cash flow, along with cash proceeds generated from the future sales of Applebee’s company-operated restaurants, to the retirement of its senior secured credit facility.

Sale of Applebee’s Company Restaurants

Subsequent to the close of the third quarter 2010, DineEquity successfully completed the sale of 61 company-operated Applebee’s restaurants located in Minnesota and parts of Wisconsin.  The transaction resulted in after-tax cash proceeds of $28 million and reduced sale-leaseback related financing obligations associated with 25 of the properties by $46 million.  On November 1, 2010, DineEquity used the proceeds from this transaction, along with the release of collateralized cash, to retire $44.8 million of its Series A perpetual preferred stock at a cost of $46.6 million including $1.8 million of prepayment penalties.  The sale of two additional restaurants in this transaction are expected to be completed before year-end as additional time was required to transfer leases associated with these properties.  Upon the close of these two locations, DineEquity intends to redeem the remaining $2.2 million of Series A perpetual preferred stock outstanding.

DineEquity also recently announced that it has entered into an asset purchase agreement for the sale of 20 company-operated Applebee’s restaurants located in the Roanoke and Lynchburg markets in Virginia.  Expected to close in the fourth quarter 2010, the transaction is expected to result in after-tax cash proceeds of $12 million and the reduction of sale-leaseback related financing obligations associated with nine of the properties by $15 million. Additionally, DineEquity recently announced that it has entered into an asset purchase agreement for the sale of 36 company-operated Applebee’s restaurants located in St. Louis, Missouri and parts of Illinois.  Expected to close in the first quarter 2011, the transaction is expected to result in after-tax proceeds of $26 million and the reduction of sale-leaseback related financing obligations associated with six of the properties by $11 million.

These transactions further the Company’s strategic objective of transitioning Applebee’s into a more highly franchised restaurant system. A more heavily franchised business model is expected to require less capital investment and reduce the volatility of the Company’s cash flow performance over time.

2010 Financial Performance Guidance

DineEquity provided the following update to its 2010 financial outlook:

•                  Revised consolidated cash from operations guidance to range between $155 million and $165 million for 2010 primarily as the result of the timing of cash interest payments related to the Company’s senior unsecured notes, lower projected cash taxes and improved operating results of the business.  This is an improvement from the Company’s previous expectations of $135 to $145 million.

•                  Revised consolidated free cash flow to range between $125 million and $135 million for 2010 in line with the Company’s improved cash from operations performance expectations and preferred stock redemption premiums.  Free cash flow consists of consolidated cash from operations plus approximately $16 million generated from the structural run-off of the Company’s long-term notes receivable.  Uses of cash for 2010 include consolidated capital expenditures of approximately $20 million and approximately $26 million in preferred stock redemption premiums and dividend payments.  This compares to the Company’s previous expectations of $23 million in preferred dividend payments.

•                  Revised Applebee’s domestic system-wide same-restaurant sales performance expectations to range between positive 1% and negative 1% for 2010.  This is an improvement from the Company’s previous expectations of flat to negative 3%.

•                  Revised restaurant operating margin expectations at Applebee’s company-operated restaurants to range between 14.25% and 15.0% for the full year 2010.  This is an improvement from the Company’s previous expectations of 13.5% to 14.5%.

•                  Revised depreciation and amortization expectations to range between $60 million and $65 million for 2010 primarily due to the timing of placing assets into service.  This compares to the Company’s previous expectations of $65 million to $70 million.

•                  Revised interest expense expectations to range between $170 million and $175 million for 2010, approximately $35 million of which is non-cash interest expense.  This reflects an increase of $5 million of expected cash interest expense and the reduction of $5 million in non-cash interest expense for 2010 primarily due to the timing and financial impact of the Company’s refinancing in October 2010.

•                  Reiterated IHOP’s domestic system-wide same-restaurant sales performance expectations to range between positive 1% and negative 1% for 2010.

•                  Reiterated expectations that IHOP franchisees remain committed to opening between 60 and 70 new restaurants this year.

•                  Reiterated expectations that Applebee’s franchisees remain committed to opening between 25 and 30 new restaurants this year.

•                  Reiterated consolidated G&A expense expectations to range between $159 million and $161 million for 2010, including non-cash stock based compensation expense and depreciation of approximately $23 million.

•                  Reiterated expected charges of approximately $106 million in the fourth quarter 2010 related to the write off of deferred financing costs associated with its previous securitized debt structure and prepayment penalties and tender premiums associated with the refinancing of its previous securitized structure.  These charges are exclusive of related income tax benefits at a rate of approximately 40%.

•                  Reiterated the Company’s income tax rate expectations to range between 35% and 36% for the full year 2010, exclusive of income tax benefits related to the Company’s refinancing in October 2010.

Investor Conference Call Today

The Company will host an investor conference call to discuss its third quarter 2010 financial results today at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time).  To participate on the call, please dial (888) 679-8034 and reference pass code 41461754.  A live webcast of the call will be available on DineEquity’s Web site at www.dineequity.com, and may be accessed by visiting Calls & Presentations under the site’s Investor Information section.  A telephonic replay of the call may be accessed through November 9, 2010 by dialing 888-286-8010 and referencing pass code 84808231. An online archive of the webcast also will be available on the Investor Information section of DineEquity’s Web site.

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc., through its subsidiaries, franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar and IHOP brands.  With nearly 3,500 restaurants combined, DineEquity is the largest full-service restaurant company in the world.  For more information on DineEquity, visit the Company’s Web site located at www.dineequity.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: the implementation of DineEquity, Inc.’s (the “Company”) strategic growth plan; the availability of suitable locations and terms for sites designated for development; the ability of franchise developers to fulfill their commitments to build new restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; risks associated with the Company’s indebtedness; conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; potential litigation and associated costs; continuing acceptance of the International House of Pancakes (“IHOP”) and Applebee’s brands and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, especially the “Risk Factors” sections of Annual and Quarterly Reports on Forms 10-K and 10-Q. Forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.

Non-GAAP Financial Measures

This news release includes references to the Company’s non-GAAP financial measures “adjusted net income available to common stockholders (adjusted EPS)” and “free cash flow.”  Adjusted EPS is computed for a given period by deducting from net income (loss) available to common stockholders for such period the effect of any impairment and closure charges, any gain related to debt extinguishment, any intangible asset amortization, any non-cash interest expense and any gain or loss related to the disposition of assets incurred in such period.  This is presented on an aggregate basis and a per share (diluted) basis.  “Free cash flow” for a given period is defined as cash provided by operating activities, plus receipts from notes and equipment contracts receivable (“long-term notes receivable”), less dividends paid and capital expenditures.  Management utilizes free cash flow to determine the amount of cash remaining for general corporate and strategic purposes after the receipts from long-term notes receivable, and the funding of operating activities, capital expenditures and preferred dividends.  Management believes this information is helpful to investors to determine the Company’s adherence to debt covenants and the Company’s cash available for these purposes.  Adjusted EPS and free cash flow are supplemental non-GAAP financial measures and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

[Financial Tables to Follow]

DINEEQUITY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Segment Revenues:
Franchise revenues	$92,083	$90,198	$280,562	$278,922
Company restaurant sales	206,907	206,357	642,216	668,149
Rental revenues	32,210	32,929	98,329	99,182
Financing revenues	4,200	4,067	12,188	12,504
Total revenues	335,400	333,551	1,033,295	1,058,757
Segment Expenses:
Franchise expenses	25,513	25,377	76,368	77,411
Company restaurant expenses	177,230	179,306	551,837	573,343
Rental expenses	23,916	24,264	72,165	73,081
Financing expenses	763	14	1,234	360
Total segment expenses	227,422	228,961	701,604	724,195
	107,978	104,590	331,691	334,562
General and administrative expenses	39,365	35,897	116,531	117,015
Interest expense	42,864	45,231	131,434	139,611
Impairment and closure charges	889	4,471	3,085	6,472
Amortization of intangible assets	3,077	3,019	9,230	9,056
Gain on extinguishment of debt	—	—	(4,640)	(38,803)
Loss (gain) on disposition of assets	745	(2,111)	923	(7,253)
Other expense, net	838	888	2,783	1,017
Income before income taxes	20,200	17,195	72,345	107,447
Provision for income taxes	(5,869)	(3,690)	(24,302)	(31,987)
Net income	$14,331	$13,505	$48,043	$75,460
Net income	$14,331	$13,505	$48,043	$75,460
Less: Series A preferred stock dividends	(5,640)	(4,750)	(17,100)	(14,250)
Less: Accretion of Series B preferred stock	(612)	(577)	(1,810)	(1,706)
Less: Net income allocated to unvested participating restricted stock	(307)	(301)	(1,113)	(2,211)
Net income available to common stockholders	$7,772	$7,877	$28,020	$57,293
Net income available to common stockholders per share
Basic	$0.45	$0.46	$1.63	$3.39
Diluted	$0.44	$0.46	$1.60	$3.34
Weighted average shares outstanding
Basic	17,227	16,942	17,168	16,904
Diluted	17,568	16,942	17,519	17,717

DINEEQUITY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	September 30, 2010	December 31, 2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$105,230	$82,314
Restricted cash	50,790	72,690
Receivables, net	72,080	104,690
Inventories	11,977	12,236
Prepaid income taxes	306	7,702
Prepaid gift cards	14,609	19,878
Prepaid expenses	16,024	13,425
Deferred income taxes	19,091	15,444
Assets held for sale	35,613	8,765
Total current assets	325,720	337,144
Non-current restricted cash	44,696	48,173
Restricted assets related to captive insurance subsidiary	3,779	4,344
Long-term receivables	246,650	259,775
Property and equipment, net	711,991	771,372
Goodwill	697,470	697,470
Other intangible assets, net	840,685	849,552
Other assets, net	123,538	133,038
Total assets	$2,994,529	$3,100,868
Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$25,200	$25,200
Accounts payable	28,408	31,729
Accrued employee compensation and benefits	34,022	37,397
Gift card liability	55,723	105,465
Other accrued expenses	50,000	58,176
Total current liabilities	193,353	257,967
Long-term debt, less current maturities	1,557,053	1,637,198
Financing obligations, less current maturities	302,980	309,415
Capital lease obligations, less current maturities	146,253	152,758
Deferred income taxes	366,287	369,127
Other liabilities	119,794	117,449
Total liabilities	2,685,720	2,843,914
Commitments and contingencies
Preferred stock, Series A	187,050	187,050
Total stockholders’ equity	121,759	69,904
Total liabilities and stockholders’ equity	$2,994,529	$3,100,868

DINEEQUITY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2010	2009
Cash flows from operating activities
Net income	$48,043	$75,460
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	47,594	48,406
Non-cash interest expense	31,203	29,338
Gain on extinguishment of debt	(4,640)	(38,803)
Impairment and closure charges	3,085	6,472
Deferred income taxes	(10,976)	5,723
Non-cash stock-based compensation expense	11,150	7,367
Tax benefit from stock-based compensation	1,407	472
Excess tax benefit from stock options exercised	(2,211)	(48)
Loss (gain) on disposition of assets	923	(7,253)
Other	(1,847)	(5,628)
Changes in operating assets and liabilities
Receivables	30,930	39,704
Inventories	226	(1,323)
Prepaid expenses	9,411	5,950
Accounts payable	(4,699)	(9,194)
Accrued employee compensation and benefits	(3,460)	(14,863)
Gift card liability	(49,742)	(50,753)
Other accrued expenses	(8,893)	11,901
Cash flows provided by operating activities	97,504	102,928
Cash flows from investing activities
Additions to property and equipment	(11,421)	(9,513)
Proceeds from sale of property and equipment and assets held for sale	1,975	16,132
Principal receipts from notes and equipment contracts receivable	11,990	11,419
Reduction of long-term receivables	2,949	1,937
Other	1,842	922
Cash flows provided by investing activities	7,335	20,897
Cash flows from financing activities
Proceeds from issuance of long-term debt	—	10,000
Repayment of long-term debt	(80,658)	(108,463)
Principal payments on capital lease and financing obligations	(12,191)	(10,722)
Dividends paid	(17,100)	(14,250)
Repurchase of restricted stock	(1,029)	(426)
Proceeds from stock options exercised	2,487	324
Excess tax benefit from stock options exercised	2,211	48
Payment of debt issuance costs	(1,008)	(20,257)
Restricted cash related to securitization	25,377	10,676
Other	(12)	(123)
Cash flows used in financing activities	(81,923)	(133,193)
Net change in cash and cash equivalents	22,916	(9,368)
Cash and cash equivalents at beginning of period	82,314	114,443
Cash and cash equivalents at end of period	$105,230	$105,075

NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of (i) net income available to common stockholders to (ii) net income available to common stockholders excluding impairment and closure charges, gain on extinguishment of debt, amortization of intangible assets, non-cash interest expense and loss (gain) on disposition of assets, and related per share data:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net income available to common stockholders, as reported	$7,772	$7,877	$28,020	$57,293
Impairment and closure charges	899	4,471	3,085	6,472
Gain on extinguishment of debt	—	—	(4,640)	(38,803)
Amortization of intangible assets	3,077	3,019	9,230	9,056
Non-cash interest expense	10,583	10,058	31,203	29,338
Loss (gain) on disposition of assets	745	(2,111)	923	(7,253)
Income tax (provision) benefit	(6,091)	(6,144)	(15,841)	474
Net income allocated to unvested participating restricted stock	(351)	(342)	(916)	26
Net income available to common stockholders, as adjusted	$16,634	$16,828	$51,064	$56,603
Diluted net income available to common stockholders per share:
Net income available to common stockholders per share, as reported	$0.44	$0.46	$1.60	$3.34
Impairment and closure charges per share	0.03	0.16	0.11	0.22
Gain on extinguishment of debt per share	—	—	(0.16)	(1.32)
Amortization of intangible assets per share	0.11	0.10	0.32	0.31
Non-cash interest expense per share	0.36	0.35	1.07	1.00
Loss (gain) on disposition of assets per share	0.02	(0.07)	0.03	(0.25)
Net income allocated to unvested participating restricted stock per share	(0.02)	(0.02)	(0.05)	—
Per share effect of dilutive calculation adjustments	0.01	(0.01)	(0.00)	—
Diluted net income available to common stockholders per share, as adjusted	$0.95	$0.97	$2.92	$3.30

Numerator for basic EPS-income available to common stockholders, as adjusted	$16,634	$16,828	$51,065	$56,603
Effect of unvested participating restricted stock using the two-class method	13	13	40	99
Effect of dilutive securities:
Stock options	—	—	—	—
Convertible Series B preferred stock	—	—	—	1,706
Numerator for diluted EPS-income available to common stockholders after assumed conversions, as adjusted	$16,647	$16,841	$51,105	$58,408

Denominator for basic EPS-weighted-average shares	17,227	16,942	17,168	16,904
Effect of dilutive securities:
Stock options	341	379	351	249
Convertible Series B preferred stock	—	—	—	564
Denominator for diluted EPS-weighted-average shares and assumed conversions	17,568	17,321	17,519	17,717

NON-GAAP FINANCIAL MEASURES

(In thousands)

(Unaudited)

Reconciliation of income before income taxes to EBITDA:

Trailing Twelve Months Ended September 30, 2010

Income before income taxes (including gain on extinguishment of debt of $11,515)	$1,483
Interest expense	198,543
Depreciation and amortization	64,566
Impairment and closure charges	101,707
Non-cash stock-based compensation	14,496
Gain on sale of assets	1,572
Non-cash amounts related to captive insurance subsidiary	282
EBITDA	$382,649

Reconciliation of the Company’s cash provided by operating activities to free cash flow:

	Nine Months Ended September 30,
	2010	2009	2010 Guidance
Cash flows from operating activities	$97,504	$102,928	$155,000 to 165,000
Receipts from long-term notes receivable	11,990	11,419	16,000
Dividends paid	(17,100)	(14,250)	(26,000)
Capital expenditures	(11,421)	(9,513)	(20,000)
Free cash flow	$80,973	$90,584	$125,000 to 135,000

Restaurant Data

The following table sets forth, for the three-month and nine-month periods ended September 30, 2010 and 2009, the number of effective restaurants in the Applebee’s and IHOP systems and information regarding the percentage change in sales at those restaurants compared to the same periods in the prior year. “Effective restaurants” are the number of restaurants in a given period, adjusted to account for restaurants open for only a portion of the period. Information is presented for all effective restaurants in the IHOP and Applebee’s systems, which includes restaurants owned by the Company, as well as those owned by franchisees and area licensees. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. However, we believe that presentation of this information is useful in analyzing our revenues because franchisees and area licensees pay us royalties and advertising fees that are generally based on a percentage of their sales, as well as rental payments under leases that are usually based on a percentage of their sales. Management also uses this information to make decisions about future plans for the development of additional restaurants as well as evaluation of current operations.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(unaudited)
Applebee’s Restaurant Data
Effective restaurants(a)
Franchise	1,607	1,598	1,606	1,592
Company	393	399	394	402
Total	2,000	1,997	2,000	1,994
System-wide(b)
Sales percentage change(c)	3.4%	(6.3)%	(0.9)%	(4.2)%
Domestic same-restaurant sales percentage change(d)	3.3%	(6.5)%	(0.5)%	(4.5)%
Franchise(e)
Sales percentage change(c)(g)	4.1%	(1.0)%	(0.2)%	2.3%
Same-restaurant sales percentage change(d)	3.8%	(6.2)%	(0.2)%	(4.4)%
Average weekly domestic unit sales (in thousands)	$44.8	$42.9	$46.2	$46.3
Company
Sales percentage change(c)(g)	0.4%	(22.7)%	(3.9)%	(23.9)%
Same-restaurant sales percentage change(d)	1.2%	(7.6)%	(1.7)%	(5.1)%
Average weekly domestic unit sales (in thousands)	$39.7	$39.0	$40.9	$41.9

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(unaudited)
IHOP Restaurant Data
Effective restaurants(a)
Franchise	1,297	1,251	1,289	1,237
Company	10	11	11	11
Area license	164	162	164	160
Total	1,471	1,424	1,464	1,408
System-wide(b)
Sales percentage change(c)	2.9%	3.8%	3.4%	4.3%
Domestic same-restaurant sales percentage change(d)	0.1%	(1.1)%	(0.4)%	0.2%
Franchise(e)
Sales percentage change(c)	3.0%	4.2%	3.5%	4.8%
Same-restaurant sales percentage change(d)	0.1%	(1.1)%	(0.4)%	0.1%
Average weekly unit sales (in thousands)	$34.9	$35.1	$35.3	$35.6
Company(f)	n.m.	n.m.	n.m.	n.m.
Area License(e)
Sales percentage change(c)	2.2%	(0.7)%	3.3%	(0.4)%

(a)          “Effective restaurants” are the number of restaurants in a given fiscal period adjusted to account for restaurants open for only a portion of the period. Information is presented for all effective restaurants in the IHOP and Applebee’s systems, which includes restaurants owned by the Company as well as those owned by franchisees and area licensees.

(b)         “System-wide” sales are retail sales at IHOP and Applebee’s restaurants operated by franchisees and IHOP restaurants operated by area licensees, as reported to the Company, in addition to retail sales at company-operated restaurants.  Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company.

(c)          “Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.

(d)         “Same-restaurant sales percentage change” reflects the percentage change in sales, in any given fiscal period compared to the same weeks in the prior year, for restaurants that have been operated throughout both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and restaurant closures, the restaurants open throughout both fiscal periods being compared may be different from period to period. Same-restaurant sales percentage change does not include data on IHOP restaurants located in Florida.

(e)

	Three Months Ended September 30,		Nine Months Ended September 30,
Reported sales (unaudited)	2010	2009	2010	2009
Applebee’s franchise restaurant sales	$852.4	$818.7	$2,639.8	$2,645.0
IHOP franchise restaurant sales	$588.1	$570.9	$1,777.0	$1,717.2
IHOP area license restaurant sales	$52.8	$51.6	$167.8	$162.6

(f)            Sales percentage change and same-restaurant sales percentage change for IHOP company-operated restaurants are not meaningful (“n.m.”) due to the relatively small number and test-market nature of the restaurants, along with the periodic inclusion of restaurants reacquired from franchisees that are temporarily operated by the Company.

(g)         The sales percentage change for the three and nine months ended September 30, 2009 for Applebee’s franchise and company-operated restaurants was impacted by the franchising of 103 company-operated restaurants during 2008 and seven company-operated restaurants in 2009.

DINEEQUITY, INC. AND SUBSIDIARIES

RESTAURANT DATA

The following table summarizes our restaurant development activity:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(unaudited)
Applebee’s Restaurant Development Activity
Total restaurants, beginning of period	2,001	1,992	2,008	2,004
New openings
Company-developed	—	—	—	—
Franchise-developed	3	13	11	23
Total new openings	3	13	11	23
Closings
Company	(1)	—	(7)	—
Franchise	(4)	(3)	(13)	(25)
Total closings	(5)	(3)	(20)	(25)
Total restaurants, end of period	1,999	2,002	1,999	2,002
Summary-end of period
Franchise	1,607	1,603	1,607	1,603
Company	392	399	392	399
Total	1,999	2,002	1,999	2,002

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(unaudited)
IHOP Restaurant Development Activity
Total restaurants, beginning of period	1,476	1,421	1,456	1,396
New openings
Company-developed	—	—	—	—
Franchise-developed	9	12	35	43
Area license	1	1	3	4
Total new openings	10	13	38	47
Closings
Company	—	—	(2)	—
Franchise	(3)	(1)	(6)	(8)
Area license	—	—	(3)	(2)
Total new closings	(3)	(1)	(11)	(10)
Total restaurants, end of period	1,483	1,433	1,483	1,433
Summary-end of period
Franchise	1,309	1,260	1,309	1,260
Company	10	11	10	11
Area license	164	162	164	162
Total	1,483	1,433	1,483	1,433